                                                 File Pursuant to Rule 424b(5)
                                                 Registration No. 333-64224

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 20, 2001

                                  $500,000,000

                               [LOGO OF ADELPHIA]

                      Adelphia Communications Corporation

                   10 1/4% Senior Notes Due November 1, 2006

                                 ------------

   We will pay interest on the notes each May 1 and November 1. The first interest payment will be made on May 1, 2002. We may not redeem the notes prior to their maturity on November 1, 2006. The notes will be unsecured and will rank senior to our subordinated indebtedness and equally with our other senior indebtedness.

   Investing in the notes involves risks. See "Risk Factors" on page S-8 and page 3.

   The total offering price and proceeds to Adelphia are $485,805,000 or 97.161% per note. The total offering price and the proceeds to Adelphia include accrued interest, if any from October 25, 2001.

   Delivery of the notes in book-entry form only, will be made on or about October 25, 2001.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

BMO Nesbitt Burns Corp.
              BNY Capital Markets, Inc.
                                     CIBC World Markets
                                                      Credit Lyonnais Securities

Fleet Securities, Inc.
                        Mizuho International plc
                                                   Scotia Capital
                                                                       SG Cowen

TD Securities                                         The Royal Bank of Scotland

          The date of this prospectus supplement is October 19, 2001.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary..............................................  S-2

Risk Factors...............................................................  S-8

Use of Proceeds............................................................ S-21

Capitalization............................................................. S-22

Description of the Notes................................................... S-23

Certain United States Federal Income Tax Considerations ................... S-42

Underwriting............................................................... S-47

Notice to Canadian Residents............................................... S-48

Where You Can Find More Information........................................ S-49

Legal Matters.............................................................. S-51

Experts.................................................................... S-51

                                   Prospectus

                                                                          Page
                                                                          ----
Adelphia.................................................................   2

Risk Factors.............................................................   3

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  18

Dilution.................................................................  19

Use of Proceeds..........................................................  19

Description of Debt Securities...........................................  20

Description of Capital Stock.............................................  33

Description of Warrants..................................................  38

Description of Depositary Shares.........................................  44

Description of Guarantees................................................  47

Plan of Distribution.....................................................  49

Where You Can Find More Information......................................  52

Legal Matters............................................................  53

Experts..................................................................  53

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus supplement, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    Adelphia

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. Primarily through our subsidiary Adelphia Business Solutions, Inc., we are a provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of video, data and voice by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of June 30, 2001, after giving effect to pending cable system acquisitions. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 44% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 86% of our basic subscribers are located in our six core clusters.

Recent Developments

 September 2001 Credit Facility

   On September 28, 2001, our subsidiaries and affiliates closed on a new $2.03 billion secured revolving term credit facility. We used proceeds from the new long-term facility of approximately $1.5 billion to repay four credit agreements of our subsidiaries and affiliates, including the January 2001 credit facility which was scheduled to mature in November 2001. The balance of the facility is available for general corporate purposes. The facility also provides for additional borrowing facilities of up to $750.0 million, all of which would be discretionary with the lenders if requested by the borrowers.

 April 2001 Rigas Notes Direct Placement

   On April 19, 2001, we entered into a note purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas under which Highland 2000 agreed to purchase $400.0 million aggregate principal amount of 3.25% convertible subordinated notes due 2021. In this prospectus supplement we will refer to this note purchase as the April 2001 Rigas Notes Direct Placement. The April 2001 Rigas Notes Direct Placement is to be at a price per note equal to the public offering price less the underwriting discount in the April 2001 Convertible Subordinated

Notes Offering, plus an interest factor. The economic terms of those notes will be substantially similar to the terms of the notes sold in the April 2001 Convertible Subordinated Notes Offering, except that those convertible subordinated notes are convertible into shares of Adelphia Class B common stock. Closing on the April 2001 Rigas Notes Direct Placement is to occur within 270 days from April 25, 2001, and is subject to customary closing conditions. These conditions include a typical "force majeure" clause permitting Highland 2000 to terminate the note purchase agreement if specified events occurred prior to closing. Among the specified events are the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market and the outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the reasonable judgment of Highland 2000, materially impracticable to proceed with the purchase. Highland 2000 has not waived any right that it may have to terminate this note purchase agreement due to the events of September 11, 2001 and their aftermath. However, Highland 2000 has informed Adelphia that Highland 2000 anticipates proceeding with the purchase by the scheduled closing date.

 PONY Cluster Acquisition

   During April 2001 we executed an agreement regarding our acquisition of cable television systems from AT&T Corp. which we expect to add approximately 115,000 basic subscribers to our PONY cluster for an estimated purchase price, after closing adjustments, of approximately $300.0 million consisting of approximately $73.0 million in shares of Adelphia Class A common stock and the remainder in cash. This transaction is subject to customary closing conditions, including the receipt of necessary governmental approvals and other consents, and is expected to close in the fourth quarter of 2001.

 January 2001 Rigas Common Stock Direct Placement

   On January 17, 2001, we entered into a stock purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, under which Highland 2000 agreed to purchase 5,819,367 shares of Adelphia Class B common stock. In this prospectus supplement we will refer to this stock purchase as the January 2001 Rigas Common Stock Direct Placement. The January 2001 Rigas Common Stock Direct Placement provides for a per share price equal to the public offering price less the underwriting discount in our common stock offering which closed on January 23, 2001, plus an interest factor. In this prospectus supplement we will refer to this common stock offering as the January 2001 Common Stock Offering. Closing on the January 2001 Rigas Common Stock Direct Placement is to occur no later than October 22, 2001, subject to customary closing conditions. Adelphia and Highland 2000 expect to close the transaction on October 22, 2001.

 January 2001 Rigas Notes Direct Placement

   On January 17, 2001, we entered into a note purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas under which Highland 2000 agreed to purchase $167.4 million aggregate principal amount of 6% convertible subordinated notes due 2006. In this prospectus supplement we will refer to this note purchase as the January 2001 Rigas Notes Direct Placement. The January 2001 Rigas Notes Direct Placement provides for a per note price equal to the public offering price less the underwriting discount in the convertible subordinated notes offering which closed on January 23, 2001, plus an interest factor. In this prospectus supplement we will refer to that transaction as the January 2001 Convertible Subordinated Notes Offering. The economic terms of those notes are to be substantially similar to the terms of the notes sold in the January 2001 Convertible Subordinated Notes Offering, except that those convertible subordinated notes are convertible into shares of Adelphia Class B common stock. Closing on the January 2001 Rigas Notes Direct Placement is to occur no later than October 22, 2001, subject to customary closing conditions. Adelphia and Highland 2000 expect to close the transaction on October 22, 2001.


                                  ------------

   For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

                                  ------------

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  The Offering

Issuer................................ Adelphia Communications Corporation

Securities Offered.................... $500.0 million in aggregate principal amount of 10 1/4% Senior
                                       Notes due 2006. For ease of
                                       reference, we will refer to the 10
                                       1/4% Senior Notes due 2006 as the
                                       Notes.

Maturity Date......................... The Notes will mature on November
                                       1, 2006.

Interest Payment Dates................ May 1 and November 1 each year commencing on May 1, 2002.

Interest.............................. Interest on the Notes will accrue at a rate of 10  1/4% per annum.
                                       The interest rate on the Notes will
                                       increase to 10 3/4% per annum if we
                                       fail to deconsolidate the
                                       operations of our Adelphia Business
                                       Solutions subsidiary for financial
                                       reporting purposes within 180 days
                                       of the date of original issuance of
                                       the Notes. That increased rate
                                       would continue until such time as
                                       we complete the deconsolidation.
                                       See "Description of the Notes--
                                       General."

Redemption............................
                                       The Notes will not be redeemable
                                       prior to maturity and will not be
                                       subject to any mandatory redemption
                                       or sinking fund payments.

Ranking...............................
                                       The Notes are unsecured
                                       indebtedness of the Adelphia Parent
                                       Company ranking pari passu with
                                       other unsubordinated indebtedness
                                       of the Adelphia Parent Company and
                                       senior in right of payment to any
                                       future subordinated indebtedness of
                                       the Adelphia Parent Company.

                                       The operations of the Adelphia
                                       Parent Company are conducted
                                       through its subsidiaries.
                                       Therefore, the Adelphia Parent
                                       Company is dependent on the
                                       earnings, if any, and cash flow of
                                       and distributions from its
                                       subsidiaries to meet its debt
                                       obligations, including its
                                       obligations with respect to the
                                       Notes. Because the assets of its
                                       subsidiaries and other investments
                                       constitute substantially all of the
                                       assets of Adelphia Parent Company,
                                       and because those subsidiaries and
                                       other investments will not
                                       guarantee the payment of principal
                                       of and interest on the Notes, the
                                       claims of holders of the Notes
                                       effectively will be subordinated to
                                       the claims of creditors of those
                                       entities.

                                       As of June 30, 2001, on an as
                                       adjusted basis, after giving effect
                                       to the application of the net
                                       proceeds from the offering of the
                                       Notes, the September 2001 Credit
                                       Facility, the April 2001 Rigas
                                       Notes Direct Placement, the January
                                       2001 Rigas Common Stock Direct
                                       Placement and the January 2001
                                       Rigas Notes Direct Placement
                                       described in "Prospectus Supplement
                                       Summary--Recent Developments," the
                                       Notes would have been effectively
                                       subordinated to approximately
                                       $8.1 billion of indebtedness and
                                       redeemable preferred stock of
                                       Adelphia's subsidiaries; and our
                                       total indebtedness excluding
                                       redeemable preferred stock would
                                       have been approximately $14.7
                                       billion.

                                       The Adelphia Parent Company's
                                       ability to access the cash flow of
                                       its subsidiaries is subject to
                                       significant contractual
                                       restrictions. You should read "Risk
                                       Factors--Holding Company Structure
                                       and Potential Impact of Restrictive
                                       Covenants in Subsidiary Debt
                                       Agreements" and "Description of the
                                       Notes" for more information.

Certain Covenants..................... The Indenture pursuant to which the
                                       Notes will be issued contains
                                       certain restrictions on, among
                                       other things:

                                         .  the incurrence of indebtedness,

                                         .  mergers and sales of assets,

                                         .  changes of control,

                                         .  the payment of dividends on,
                                            or the repurchase of, capital
                                            stock of Adelphia, and

                                         .  certain other restricted
                                            payments by Adelphia and its
                                            restricted subsidiaries and
                                            certain transactions with and
                                            investments in affiliates.

                                       The Indenture permits Adelphia's
                                       subsidiaries to incur substantial
                                       additional indebtedness.

Change of Control..................... Upon some change of control events, you will have the right to require
                                       Adelphia to purchase your Notes at
                                       a price equal to 100% of the
                                       aggregate principal amount thereof,
                                       plus accrued
                                       and unpaid interest to the date of
                                       purchase. You should read
                                       "Description of the Notes--
                                       Covenants--Change of Control
                                       Offer."

                                       . We cannot give you any assurances
                                         that we will have adequate
                                         financial resources to effect a
                                         required repurchase of the Notes
                                         if a change of control event
                                         occurs.

                                       . Our failure to make a required
                                         repurchase of the Notes if such a
                                         change in control occurs would be
                                         an Event of Default under the
                                         Indenture.

Use of Proceeds....................... The net proceeds of the offering, after deducting offering expenses,
                                       are estimated to be approximately
                                       $485.3 million. The net proceeds
                                       initially will be invested in cash
                                       equivalents or contributed to a
                                       subsidiary and used to repay
                                       borrowings under its revolving
                                       credit facility, all of which,
                                       subject to compliance with the
                                       terms of and maturity of that
                                       revolving credit facility, may be
                                       reborrowed. Thereafter, the net
                                       proceeds will be used for general
                                       corporate purposes.

                                  RISK FACTORS

   Before you invest in our Notes, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus supplement before you decide to purchase our Notes.

High Level Of Indebtedness

   As of June 30, 2001,    Adelphia has a substantial amount of debt. We
we owed approximately      borrowed this money to purchase and to expand our
$14.4 billion. Our high    cable systems and other operations and, to a lesser
level of indebtedness      extent, for investments and loans to our
can have important         subsidiaries and other affiliates. At June 30,
adverse consequences to    2001, our indebtedness totaled approximately $14.4
us and to you.             billion. This included approximately:

                           . $5.9 billion of Adelphia Parent Company public debt;

                           . $853.8 million of public debt owed by our subsidiary, Adelphia Business Solutions;

                           .  $1.8 billion of public debt owed by our
                              subsidiary, Arahova Communications, Inc.;

                           . $538.7 million of public debt owed by our subsidiary, FrontierVision Partners, L.P.;

                           . $202.8 million of public debt owed by our subsidiary, Olympus Communications, L.P.; and

                           .  $5.2 billion of other debt owed by our
                              subsidiaries to banks, other financial
                              institutions and other persons.

   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at June 30, 2001, the Adelphia Parent Company had approximately $148.6 million and Adelphia Business
                           Solutions had approximately $316.9 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 36% of    Our debt comes due at various times through the
our debt outstanding at    year 2021, including an aggregate of approximately
June 30, 2001 matures on   $5.2 billion as of June 30, 2001, which matures on
or before December 31,     or before December 31, 2005.
2005 and all of it
matures prior to
December 31, 2021.

   Your right to receive      Our subsidiaries have substantial amounts of
payments on these notes    indebtedness. Our subsidiaries are separate and
is effectively             distinct legal entities from Adelphia Parent
subordinated to the        Company and have no obligation, contingent or
rights of the existing     otherwise, to pay any amounts due on the Notes. For
and future creditors of    this reason, the Notes are effectively subordinated
our subsidiaries.          to the claims of creditors of our subsidiaries as
                           well as holders of preferred stock in our subsidiaries. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding of Adelphia Parent Company and our subsidiaries, the creditors and the holders of preferred stock of our subsidiaries must be paid in full before any of the subsidiaries' assets would be available to Adelphia
                           Parent Company, as the subsidiaries' equity holder, for our creditors including the holders of the Notes. To the extent that assets were available for our creditors, holders of the Notes would participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor.
                           In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

                              As of June 30, 2001, on an as adjusted basis,
                           after giving effect to the application of the net proceeds of this offering, the September 2001 Credit Facility, the April 2001 Rigas Notes Direct Placement, the January 2001 Rigas Common Stock Direct Placement and the January 2001 Rigas Notes Direct Placement, the Notes would have been effectively subordinated to approximately $8.1 billion of indebtedness and redeemable preferred stock of our subsidiaries. We will be permitted under the terms of the indenture to borrow in the future substantial additional indebtedness at our subsidiaries as well as senior debt at the Adelphia Parent Company. See "Description of the Notes-- Subordination to Subsidiary Debt; and--Covenants-- Limitation on Indebtedness."

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able To Upgrade Our
Plant, Offer Services,
Make Payments When Due
Or Refinance Existing
Debt

                           . constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   Our Total Convertible Preferred Stock, Common Stock
And We Expect This To      and Other Stockholders' Equity at June 30, 2001 was
Continue                   approximately $4.9 billion.

                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                           . nine months ended December 31, 1998--$114.5 million;

                           . fiscal year ended December 31, 1999--$282.7 million;

                           . fiscal year ended December 31, 2000--$602.5 million; and

                           .  six months ended June 30, 2001--$113.6 million.

                           We expect to continue to incur large net losses for the next several years. Net loss for the six months ended June 30, 2001 includes a substantial non-cash gain on a cable systems swap.

   Our earnings have       Our earnings from continuing operations could not
been insufficient to pay   pay for our combined fixed charges and preferred
for our fixed charges      stock dividends as set forth in the table below,
and preferred stock        although combined fixed charges and preferred stock
dividends.                 dividends included substantial non-cash charges for
                           depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business Solutions' preferred stock dividends:

                                                         Earnings   Non-Cash
                                                        Deficiency  Charges
                                                        ---------- ----------
                                                           (in thousands)
                 . nine months ended December 31, 1998   $ 95,595  $  186,173
                 . fiscal year ended December 31, 1999   $281,975  $  455,266
                 . fiscal year ended December 31, 2000   $916,103  $1,053,900
                 . six months ended June 30, 2001        $154,999  $  668,989

                           For the six months ended June 30, 2001, our earnings included a substantial non-cash gain on a cable systems exchange.

   If we cannot            Historically, the cash we generate from our
refinance our debt or      operating activities and borrowings has been
obtain new loans, we       sufficient to meet our requirements for debt
would likely have to       service, working capital, capital expenditures and
consider various           investments in and advances to our affiliates, and
financing options. We      we have depended on additional borrowings to meet
cannot guarantee that      our liquidity requirements. Although in the past we
any options available to   have been able both to refinance our debt and to
us would enable us to      obtain new debt at both the Adelphia Parent Company
repay our debt in full.    and subsidiary levels, there can be no guarantee
                           that we will be able to continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Competition                The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television    Our cable television systems compete with other
business is subject to     means of distributing video to home televisions
strong competition from    such as Direct Broadcast Satellite systems,
several sources which      commonly known as DBS systems. Some local telephone
could adversely affect     companies have expressed an interest in entering
revenue or revenue         the video-to-home business.
growth.

                           In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                           Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   We depend on third      We depend on vendors to supply our cable and
party equipment and        telephone related electronic equipment, such as the
software suppliers. If     set-top converter boxes for analog and digital
we are unable to procure   cable services. This equipment is available from a
the necessary equipment,   limited number of suppliers. For example we
our ability to offer our   typically purchase set-top converter boxes under
services could be          purchase orders placed from time to time and do not
impaired. This could       carry significant inventories of set-top converter
adversely affect our       boxes. If demand for set-top converter boxes
growth, financial          exceeds our supply or inventories and we are unable
condition and results of   to obtain required set-top converter boxes on a
operations.                timely basis and at an acceptable cost, our ability
                           to recognize additional revenue from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

   Adelphia Business       In each of the markets served by Adelphia Business
Solutions' operations      Solutions' networks, the competitive local exchange
are also subject to risk   carrier services offered by Adelphia Business
because Adelphia           Solutions compete principally with the services
Business Solutions         offered by the incumbent local telephone exchange
competes principally       carrier company serving that area. Local telephone
with established local     companies have long-standing relationships with
telephone carriers that    their customers, have the potential to subsidize
have long-standing         competitive services from monopoly service
utility relationships      revenues, and benefit from favorable state and
with their customers and   federal regulations. The mergers of Bell Atlantic
pricing flexibility for    and NYNEX, SBC and Ameritech, and Bell Atlantic and
local telephone            GTE, which created Verizon Communications, created
services.                  very large companies whose combined territories
                           cover a
                           substantial portion of Adelphia Business Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US
                           West, and AOL and Time Warner, which may have a material adverse effect on Adelphia Business
                           Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                           .   lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           . charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell telephone operating companies can
telephone operating        now obtain regulatory approval to offer long
companies obtain           distance services if they comply with the local
regulatory approval to     market opening requirements of the federal
offer long distance        Telecommunications Act of 1996. To date, the FCC
service in competition     has authorized Verizon to provide long distance
with Adelphia Business     services in New York, Massachusetts, Connecticut
Solutions' significant     and Pennsylvania, and SBC to provide these services
customers, some of these   in Texas, Kansas, and Oklahoma. The FCC has
major customers could      rejected several other applications, but we expect
lose market share.         that numerous additional requests will be filed by
                           Bell operating companies over the next few years.
                           Approvals of such requests could result in decreased market share for the major long distance carriers which are among Adelphia Business
                           Solutions' significant customers. This could have a material adverse effect on Adelphia Business
                           Solutions.

                           In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

   The regional Bell       Some of the regional Bell operating companies have
telephone companies        also filed petitions with the FCC requesting
continue to seek other     waivers of other obligations under the federal
regulatory approvals       Telecommunications Act of 1996. These involve
that could significantly   services Adelphia Business Solutions also provides
enhance their              such as high speed data, long distance, and
competitive position       services to ISPs. If the FCC grants the regional
against Adelphia           Bell operating companies' petitions, this could
Business Solutions.        have a material adverse effect on Adelphia Business
                           Solutions.

   Potential competitors   Potential competitors of Adelphia Business
to Adelphia Business       Solutions include other competitive local exchange
Solutions'                 carriers, incumbent local telephone companies which
telecommunications         are not subject to regional Bell operating
services include the       companies' restrictions on offering long distance
regional Bell telephone    service, AT&T, WorldCom, Sprint, Global Crossing
companies, AT&T,           and other long distance carriers, cable television
WorldCom and Sprint,       companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers, and private
other companies that       networks built by large end users. Both AT&T and
have advantages over       WorldCom offer local telephone services in some
Adelphia Business          areas of the country and are expanding their
Solutions.                 networks. AT&T also merged with both Tele-
                           Communications, Inc. and MediaOne Group, Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia
                           Business Solutions' services when entering the market for local exchange services.

                           Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

We Are Subject To          The cable television industry and the provision of
Extensive Regulation       local telephone exchange services are subject to
                           extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of broadcast television stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast

   Our cable television
and telecommunications
businesses are heavily
regulated as to rates we
can charge and other
matters. This regulation
could limit our ability
to increase rates, cause
us to decrease then
current rates or require
us to refund previously
collected fees.

                           television stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

                           We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                           Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                           On February 26, 1999, the FCC released a
                           Declaratory Ruling and Notice of Proposed
                           Rulemaking which held that calls to ISPs within a local calling area are "non-local" because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC. On April 27, 2001, the FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation. Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic. In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor. It appears likely that this ruling will be appealed. In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                           Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of Appeals for the Ninth Circuit reversed the district court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators. Additionally, federal district courts in Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The Virginia case was affirmed by the U.S. Court of Appeals for the Fourth Circuit. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal             The federal Telecommunications Act of 1996
Telecommunications Act     substantially changed federal, state and local laws
of 1996 may have a         and regulations governing our cable television and
significant impact on      telecommunications businesses. This law could
our cable television and   materially affect the growth and operation of the
telephone businesses.      cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Control Of Voting Power    While the public owns a majority of the outstanding
By The Rigas Family        shares of Adelphia's Class A common stock, the
                           Rigas family owns about 15.1% of those shares as of July 3, 2001, as well as all of the outstanding shares of Class B common stock. The Rigas family has also agreed to purchase (i) 5,819,367 shares of Class B common stock, (ii) $167,367,000 of 6% convertible subordinated notes due 2006, which are initially convertible into approximately 3,000,000 shares of Class B common stock, and (iii)
                           $400,000,000 of 3.25% convertible subordinated notes due 2021, which are initially convertible into approximately 9,141,000 shares of Class B common stock, pursuant to separate purchase agreements between Adelphia and Highland 2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 31.6% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.1% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. The interests of the Rigas family may differ from your interests as a holder of the Notes.

   The Rigas family can
control stockholder
decisions on very
important matters.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee.
                           Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests and equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures and the credit agreements for
Company depends on its     bank and other financial institution loans of our
subsidiaries and other     subsidiaries and other companies in which we have
companies in which it      invested, restrict their ability and the ability of
has investments to fund    the companies they own to make payments to the
its cash needs.            Adelphia Parent Company. These agreements also
                           place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

We May Not Have The        The Indenture and most of Adelphia's other public
Resources To Repurchase    debt indentures contain provisions requiring
The Notes Upon A Change    Adelphia, upon a change of control, to offer to
Of Control                 redeem the Notes and certain of Adelphia's other
                           debt. In the event a change of control occurs, there is no assurance that Adelphia will have the ability to make an offer to redeem the Notes, that it will have sufficient funds to repurchase all of the Notes or that it would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase the Notes. Failure to do so would constitute an event of default under our indentures.

No Public Market Exists    The Notes are new securities for which there is
For The Notes              currently no market. Adelphia does not intend to
                           apply for listing of the Notes on any securities exchange or automated quotation system. Although the underwriters have advised Adelphia that they currently intend to make a market in the Notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. There can be no assurance that any market for the Notes will develop, or that such a market will provide liquidity for holders of the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, Adelphia's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused the prices of securities similar to the Notes to fluctuate dramatically. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruption.

Original Issue Discount    The Notes will be issued at a substantial discount
                           from their principal amount. Consequently, the Notes will be treated as issued with original issue discount for federal income tax purposes and you will be required to include such original issue discount in your income as it accrues for federal income tax purposes in advance of receipt of any payment on the Notes to which the income is attributable. To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing these Notes. See
                           "Certain United States Federal Income Tax
                           Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.

   The Notes will be
issued at a substantial
discount from their
principal amount and
will therefore trigger
certain federal income
tax consequences for the
holders of the Notes.

Our Acquisitions And       Because we have experienced a period of rapid
Expansion Could Involve    expansion through acquisition, the operating
Operational And Other      complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively requires us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                           Our recent acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus supplement that are
Prospectus Supplement      not historical facts are "forward-looking
Are Subject To Risks And   statements" and can be identified by the use of
Uncertainties              forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Reports on Form 10-Q is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds of the offering of the Notes, after deducting offering expenses, are estimated to be approximately $485.3 million. These net proceeds initially will be invested in cash equivalents or contributed to a subsidiary and used to repay borrowings under its revolving credit facility, all of which, subject to compliance with the terms of and maturity of that revolving credit facility, may be reborrowed. Thereafter, the net proceeds will be used for general corporate purposes. As of June 30, 2001, the average effective interest rate charged on borrowings under this subsidiary credit facility was approximately 5.2%.

                                 CAPITALIZATION
                  (Dollars in thousands, except share amounts)

   The following table sets forth the cash and cash equivalents and capitalization of Adelphia as of June 30, 2001 (1) on an actual basis and (2) on an as adjusted basis to reflect this offering, the September 2001 Credit Facility, the April 2001 Rigas Notes Direct Placement, the January 2001 Rigas Common Stock Direct Placement and the January 2001 Rigas Notes Direct Placement described in "Prospectus Supplement Summary--Recent Developments." This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                           June 30, 2001
                                                    ----------------------------
                                                      Actual     As Adjusted (b)
                                                    -----------  ---------------
Cash and cash equivalents.........................  $   100,809    $   583,562
Restricted cash...................................       28,443         28,443
                                                    -----------    -----------
  Total cash, cash equivalents and restricted
   cash...........................................  $   129,252    $   612,005
                                                    ===========    ===========
Long-term debt including current maturities (a):
  Subsidiary debt.................................  $ 8,545,665    $ 7,753,239
  Parent debt.....................................    5,861,966      6,915,147
                                                    -----------    -----------
    Total long-term debt including current
     maturities...................................   14,407,631     14,668,386
                                                    -----------    -----------
Adelphia Business Solutions redeemable
 exchangeable preferred stock.....................      316,945        316,945
                                                    -----------    -----------
Redeemable exchangeable preferred stock...........      148,622        148,622
                                                    -----------    -----------
Convertible preferred stock, common stock and
 other stockholders' equity:
  5 1/2% Series D convertible preferred stock
   ($575,000 liquidation preference)..............           29             29
  Class A common stock, $.01 par value,
   1,200,000,000 shares authorized; 154,990,228
   shares issued on an Actual basis and an As
   Adjusted basis.................................        1,551          1,551
  Class B common stock, $.01 par value,
   300,000,000 shares authorized; 19,235,998
   shares issued and outstanding on an Actual
   basis and 25,055,365 shares issued and
   outstanding on an As Adjusted basis............          192            251
Additional paid-in capital........................    7,714,842      7,964,783
Accumulated deficit...............................   (2,610,309)    (2,610,309)
Accumulated other comprehensive loss..............       (7,644)        (7,644)
Treasury stock, at cost, 1,091,524 shares of Class
 A common stock and 20,000 shares of 8 1/8% Series
 C cumulative convertible preferred stock ........     (149,401)      (149,401)
                                                    -----------    -----------
    Total convertible preferred stock, common
     stock and other stockholders' equity ........    4,949,260      5,199,260
                                                    -----------    -----------
      Total capitalization........................  $19,822,458    $20,333,213
                                                    ===========    ===========

--------
(a) See Note 4 to Adelphia's consolidated financial statements in the Form 10-K and Note 3 in the Forms 10-Q for a description of long-term debt of Adelphia and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Form 10-K and the Forms 10-Q.
(b) Gives effect to the application of the net proceeds of approximately $485.3 million from this offering, approximately $2.0 billion from the September 2001 Credit Facility, approximately $400.0 million from the April 2001 Rigas Notes Direct Placement, approximately $250.0 million from the January 2001 Rigas Common Stock Direct Placement and approximately $167.4 million from the January 2001 Rigas Notes Direct Placement.

                            DESCRIPTION OF THE NOTES

   Adelphia will issue the Notes under an Indenture, as supplemented by a supplemental indenture (the "Indenture") between Adelphia and The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as a holder of the Notes. We will file a copy of the supplemental indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

General

   The Notes are general senior unsecured obligations of Adelphia and are effectively subordinate in right of payment to the liabilities of Adelphia's subsidiaries. See "Subordination to Subsidiary Debt" and "Certain Definitions" below.

   The Notes initially will be limited in aggregate principal amount to $750.0 million, $500.0 million of which are being sold in this offering, and will mature on November 1, 2006. Adelphia will pay interest on the Notes on May 1 and November 1 of each year, commencing May 1, 2002, to the persons who are registered holders at the close of business on April 15 and October 15 immediately preceding the interest payment date. Interest on the Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months

   Interest on the Notes will accrue at the rate of 10 1/4% per annum (the "Original Rate"). In the event that no Deconsolidating Event has occurred on or prior to the day that is 180 days after the date of original issuance of the Notes, interest on the Notes will begin to accrue (on and after the day that is 181 days after the date of original issuance of the Notes) at the rate of 10 3/4% per annum (the "Increased Rate"). Interest will continue to accrue at the Increased Rate until the occurrence of a Deconsolidating Event, after which interest will again accrue at the Original Rate. No Deconsolidating Event will be deemed to have occurred until the Trustee has received notice of the Deconsolidating Event from Adelphia in the form of an officer's certificate.

   The Notes will be issued only in fully registered form without coupons and will be issued in denominations of $1,000 and integral multiples thereof.

   The Indenture and the existing indentures under which Adelphia's other senior public debt were issued contain covenants which may afford holders of Adelphia's other senior public debt certain protections regarding leverage and the incurrence of indebtedness. These include covenants which limit the amount of additional indebtedness that may be incurred by Adelphia and its subsidiaries, which restrict mergers and consolidations by Adelphia unless after giving effect to the transaction the consolidated fixed charge ratio of the surviving entity satisfies certain compliance tests, and which require such Notes and Adelphia's other senior public debt to be secured equally and ratably with other indebtedness in certain circumstances where Adelphia creates or assumes liens on its property or assets in connection therewith. See "Covenants" below.

   On the date of the Indenture, the Unrestricted Subsidiaries, as that term is defined in the Indenture, of Adelphia included Adelphia Business Solutions, Global Cablevision, Inc., Orchard Park

Cablevision, Inc. and the FrontierVision companies, their respective subsidiaries and certain other subsidiaries.

   The Notes are not redeemable and there is no mandatory redemption or sinking fund prior to maturity.

Subordination to Subsidiary Debt

   All liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Notes. As of June 30, 2001 and as adjusted for the Notes offering, the September 2001 Credit Facility, the April 2001 Rigas Notes Direct Placement, the January 2001 Rigas Common Stock Direct Placement and the January 2001 Rigas Notes Direct Placement described in "Prospectus Supplement Summary--Recent Developments," the total public indebtedness and indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $7.8 billion. See "Risk Factors--Holding Company Structure and Potential Impact of Restrictive Covenants in Subsidiary Debt Agreements." In addition, at June 30, 2001, Adelphia Business Solutions had $316.9 million in redeemable exchangeable preferred stock.

Covenants

  The Indenture will contain, among others, the following covenants. Except as otherwise specified, all of the covenants described below will appear in the Indenture.

   Limitation on Indebtedness. Adelphia will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an "incurrence"), any Indebtedness unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than the product of the Annualized Pro Forma EBITDA for the latest fiscal quarter preceding such incurrence for which financial statements are available, multiplied by 8.75.

   Notwithstanding the above, the Indenture will not limit the incurrence of Indebtedness which is incurred by Adelphia or its Restricted Subsidiaries for working capital purposes or capital expenditures with respect to plant, property and equipment of Adelphia and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000. Further, the Indenture will not limit Permitted Refinancing Indebtedness, subject to the provisions of the covenant set forth under "Limitation on Restricted Payments."

   Limitation on Restricted Payments. So long as any of the Notes remain outstanding, Adelphia shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as defined below) if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment, or (b) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after January 1, 1993 (the amount of any Restricted Payment, if other than cash, to be based upon fair market value as determined in good faith by Adelphia's Board of Directors whose determination shall be conclusive) would exceed an amount equal to the greater of (i) the sum of $5,000,000 or (ii) the difference between (a) the Cumulative Credit (as defined below) and (b) the sum of the aggregate amount of all Restricted Payments, and all Permitted Investments made pursuant to clause (v) of the definition of "Permitted Investments," made on or after January 1, 1993 plus
1.2 times Cumulative Interest Expense (as defined above).

   Mergers and Consolidations. Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis for the most recent quarter, the pro forma Consolidated Fixed Charge Ratio of the surviving entity shall be at least 1:1; provided that, if the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction is within the range set forth in Column A below, then the pro forma Consolidated Fixed Charge Ratio of the surviving entity after giving effect to such transaction shall be at least equal to the greater of the percentage of the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction set forth in Column B or the ratio set forth in Column C below:

               A                                 B                                           C
             -----                             -----                                       ------
      1.1111:1 to 1.4999:1                      90%                                        1.00:1
         1.5 and higher                         80%                                        1.35:1

and provided, further, that if the pro forma Consolidated Fixed Charge Ratio of the surviving entity is 2:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such proviso.

   In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   Limitations on Investment in Affiliates and Unrestricted Subsidiaries. After the date of the Indenture, Adelphia may not, nor will Adelphia allow any Restricted Subsidiary to, make a Restricted Investment other than by way of Permitted Investments unless pro forma for such Restricted Investment the Leverage Ratio of Adelphia does not exceed 7.75:1.

   Covenant to Secure Notes Equally. Except for Liens created or assumed by Adelphia in connection with the acquisition of real property or equipment to be used by Adelphia in the operation of its business which do not secure Indebtedness in excess of the purchase price of such real property or equipment, Adelphia covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, it will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of Adelphia secured by such Lien, as long as any such other Indebtedness of Adelphia shall be so secured. The restriction imposed by this covenant shall not apply with respect to a Lien, including a pledge of Capital Stock of a Subsidiary or an Affiliate, to secure Indebtedness which is an obligation of such Subsidiary or Affiliate and not an obligation of Adelphia.

   Limitation on Transactions with Affiliates. Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction with any Affiliate upon terms which would be any less favorable than those obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a person which is not an Affiliate. Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction (or series of related transactions) involving in the aggregate $1,000,000 or more with any Affiliate except for (i) the making of any Restricted Payment, (ii) any transaction or series of transactions between Adelphia and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate), and (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Adelphia or any of its Restricted Subsidiaries, so long as the Board of Directors of Adelphia in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and provided further that for any Asset Sale, or a sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) of an interest in a Restricted Investment, involving an amount greater than $25,000,000, such Asset Sale or transfer of interest in a Restricted Investment is for fair value as determined by an opinion of a nationally recognized investment banking firm filed with the Trustee. Notwithstanding the foregoing, such provision will not prohibit any such transaction which is determined by the independent members of the Board of Directors of Adelphia, in their reasonable, good faith judgment (as evidenced by a Board Resolution filed with the Trustee) to be (a) in the best interests of Adelphia or such Restricted Subsidiary, and (b) upon terms which would be obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

   Limitation on Sale of Assets. Neither Adelphia nor a Restricted Subsidiary shall sell an asset (including Capital Stock of Restricted Subsidiaries) or reclassify a Restricted Subsidiary existing on the date of the Indenture as an Unrestricted Subsidiary (a "Reclassification") unless (a) in the case of an asset sale, (i) at least 75% of the net proceeds received by Adelphia or such Restricted Subsidiary is in cash, cash equivalents or common or preferred Capital Stock or debt securities issued by a Person which has Investment Grade Senior Debt, and (ii) cash proceeds from the asset sale are used to reduce debt and such debt reduction results in Adelphia's Leverage Ratio being lower pro forma after such asset sale than prior to such asset sale, or (b) in the case of an asset sale or Reclassification, pro forma for such asset sale or Reclassification the Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than 7.75 multiplied by Annualized Pro Forma EBITDA, provided that in no case under either clause (a) or (b) shall Adelphia undertake an asset sale or Reclassification, if pro forma for such an asset sale or Reclassification Adelphia and its Restricted Subsidiaries would be the owners of fewer than 75% of the cable systems (measured on the basis of basic subscribers as of February 22, 1994) owned by Adelphia and its Restricted Subsidiaries as of February 22, 1994, provided however, that Adelphia and its Restricted Subsidiaries may sell additional assets of up to 10% of assets held as of February 22, 1994 if the consideration received from such sale is (i) cash which is used within 12 months to purchase additional systems of equivalent value or (ii) other cable systems of equivalent value.

   Change of Control Offer. Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia shall notify the Trustee in writing of such proposed occurrence or occurrence, as the case may be, and shall make an offer to purchase (the "Change of Control Offer") the Notes at a purchase price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

   Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia also shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:

  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and is otherwise subject to the terms and conditions set forth herein;

  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 50 days from the date such notice is mailed and no later than 15 days after the date of the corresponding Change of Control Triggering Event) (the "Change of Control Payment Date");

  (3)  that any Note not tendered will continue to accrue interest;

  (4) that, unless Adelphia defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

  (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

  (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

  (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

   Notwithstanding any other provision of this covenant, in the case of a notice of a Change of Control Offer that is being furnished by Adelphia with respect to a proposed Change of Control that has not yet actually occurred, the Company may specify in such notice that holders of the Notes shall be required to notify Adelphia, by a date not later than the date (the "Proposed Change of Control Response Date") which is 30 days from the date of such notice, as to whether such holders will tender their Notes for payment pursuant to the Change of Control Offer and to notify Adelphia of the principal amount of such Notes to be so tendered (with the failure of any holder to so notify Adelphia within such 30-day period to be deemed an election of such holder not to accept such Change of Control Offer). In such event, Adelphia shall have the option, to be exercised by a subsequent written notice to be sent, no later than 15 days after the Proposed Change of Control

Response Date, to the same Persons to whom the original notice of the Change of Control Offer was sent, to cancel or otherwise effect the termination of the proposed Change of Control and to rescind the related Change of Control Offer, in which case the then outstanding Change of Control Offer shall be deemed to be null and void and of no further effect.

   On the Change of Control Payment Date, Adelphia shall (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to Adelphia. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   There shall be no purchase of any Notes pursuant to this covenant if there has occurred (prior to, on or after, as the case may be, the tender of such Notes pursuant to the Change of Control Offer, by the holders of such Notes) and is continuing an Event of Default. The Paying Agent will promptly return to the respective holders thereof any Notes (a) the tender of which has been withdrawn in compliance with the Indenture or (b) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to such Notes).

   Because a "Change of Control" for purposes of this covenant is defined in terms of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act) of voting power, there may be circumstances in which the Rigas Family could beneficially own (for purposes of Rule 13d-3) more than 35% of the outstanding voting Capital Stock of Adelphia through options, warrants or other purchase rights while directly holding 35% or less of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors, without a Change of Control Triggering Event occurring. Further, a change in the composition of the Board of Directors of Adelphia could occur without the occurrence of a Change of Control Triggering Event if either the election or the nomination of the new directors was approved by two-thirds of the continuing directors or by the Rigas Family and its Affiliates. See "Certain Definitions--Change of Control."

Adelphia's Other Public Debt

   In addition to the Notes, Adelphia has outstanding 10 1/4% Senior Notes due 2011, 10 7/8% Senior Notes due 2010, 9 3/8% Senior Notes due 2009, 7 7/8%
Senior Notes due 2009, 7 1/2% Senior Notes due 2004, 7 3/4% Senior Notes due 2009, 8 1/8% Senior Notes due 2003, 8 3/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2002, 9 7/8% Senior Notes due 2007, 10 1/2% Senior Notes due 2004, 9 1/2% Senior Pay-In-Kind Notes due 2004 and 9 7/8% Senior Debentures due 2005. For ease of reference, we refer to all of this debt as Adelphia's other senior public debt in this prospectus supplement. Adelphia also has outstanding 6% Convertible Subordinated Notes due 2006 and 3.25% Convertible Subordinated Notes due 2021.

   The Indenture and the indentures for Adelphia's other senior public debt, which together represent outstanding indebtedness in the aggregate principal amount of approximately $4.9 billion as of June 30, 2001, adjusted for this offering, provide that Adelphia must make an offer to purchase such debt at a purchase price equal to 100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances identical to those which trigger a Change of Control Offer under this covenant. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would trigger a Change of Control Offer under this covenant would constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase its outstanding other senior public debt and the Notes in accordance with such provisions, and the indebtedness under subsidiary credit agreements were to be accelerated, the source of funds for such purchases or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for our other senior public debt or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Change of Control Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

  Our 6% convertible subordinated notes due 2006 and 3.25% convertible subordinated notes due 2021 are subordinated to our other senior public debt and we will designate the Notes as senior debt for purposes of these subordinated notes. Upon a payment default on senior debt or notice of default other than a payment default on senior debt which permits acceleration, Adelphia may not pay principal or interest (other than with permitted junior securities) on these subordinated notes until the payment default is cured or 180 days have elapsed in the case of a non-cured, non-payment default. Only one payment blockage notice may be sent with respect to the same event of default and no new payment blockage notice may be sent unless 360 days have elapsed since the initial effectiveness of a prior payment blockage notice. Adelphia may be required to offer to purchase these subordinated notes upon a change in control of Adelphia, upon a delisting of Adelphia's Class A common stock, upon a sale of all or substantially all of Adelphia assets, or upon the Rigas Family acquiring in excess of 70 percent of Adelphia's Class A common stock. These subordinated notes also contain events of default similar to the Notes. These subordinated notes are convertible at the option of the holders into Adelphia's common stock.

Events of Default

  The following events are defined in the Indenture as "Events of Default" with respect to the Notes: (i) default in payment of any principal of such Notes;
(ii) default for 30 days in payment of any interest on such Notes; (iii) default by Adelphia in the observance or performance of any other covenant in such Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding; (iv) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture; (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or (vi) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under generally accepted accounting principles as of the date of such bankruptcy, insolvency or reorganization. The Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all of the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

   The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or of the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

Defeasance and Covenant Defeasance

   Adelphia may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes of such series to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Notes, on the scheduled due dates therefor in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, Adelphia has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling of the Internal Revenue Service concerning the Notes or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

   From time to time, Adelphia and the Trustee may, without the consent of any holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Notes, may modify or supplement the Indenture with respect to the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes,
(ii) reduce the rate of or change the time for payment of interest on any Note,
(iii) reduce the principal of or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or provide for the redemption of the Notes prior to maturity, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

Reports to Holders

   So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. Even if Adelphia is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

Compliance Certificate

   Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officer's Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

Global Notes

   Adelphia has established a depositary arrangement with The Depository Trust Company with respect to the Notes, the terms of which are summarized below.

   Upon issuance, all Notes will be represented by one or more Global Notes. The Global Notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Notes may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

   So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing the Notes.

   The Global Notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies Adelphia that it is unwilling or unable to continue as Depositary for the Global Notes, (ii) the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) Adelphia in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

   The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. Fully registered Global Notes will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission").

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. (nor such other Depositary nominee) will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an omnibus proxy to Adelphia as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and interest, on the Global Notes representing the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary's practice is to credit Direct Participants' accounts, upon the Depositary's receipt of funds and corresponding detail information from Adelphia or the Trustee on payable date in accordance with their respective holdings shown on the Depositary's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the

  Depositary is the responsibility of Adelphia or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Adelphia or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

     Adelphia may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

   The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that Adelphia believes to be reliable, but Adelphia takes no responsibility for the accuracy thereof.

The Trustee

   The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, is to be the Trustee under the Indenture and is the initial Registrar and Paying Agent with regard to the Notes. The Bank of New York also serves as Registrar and Paying Agent and Trustee under the indentures with respect to the 10 1/4% Notes, 10 7/8% Notes, the 9 3/8% Notes, the 7 7/8% Notes, the 7 1/2% Notes, the 7 3/4% Notes, the 8 1/8% Notes, the 8 3/8% Notes, the 9 1/4% Notes, the 9 7/8% Notes, the 10 1/2% Notes, the 9 1/2% Notes, the 9 7/8% Debentures, the 6% Convertible Subordinated Notes due 2006 and the 3.25% Convertible Subordinated Notes due 2021 as well as indentures with respect to Adelphia Business Solutions' and Olympus' public debt. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

   Set forth below is a summary of some of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Adelphia, (ii) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of Adelphia, or (iii) of which 10% or more of the voting Capital Stock is beneficially owned or held by Adelphia, a Restricted Subsidiary or an Unrestricted Subsidiary of Adelphia. Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

   "Aggregate Excess Restricted Investments" means for any fiscal quarter the aggregate of Excess Restricted Investments with respect to the Restricted Investments in all of the Unrestricted Subsidiaries and Affiliates of Adelphia.

   "Allowable Securities" means (i) cash equivalents, (ii) common or preferred Capital Stock in a Person which (x) has Investment Grade Senior Debt or (y) whose ratio of Indebtedness plus Preferred Stock to Annualized Pro Forma EBITDA is less than 7.75:1, or (iii) debt securities issued by a Person which (x) has Investment Grade Senior Debt or (y) whose Leverage Ratio is less than 7.75:1, provided that the securities in (ii)(y) and (iii)(y) above shall only be deemed to be Allowable Securities if the principal business of the Person is owning and operating cable television systems.

   "Annualized Pro Forma EBITDA" means, with respect to any Person, (i) such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four, minus (ii) in the case of Adelphia only, Adelphia's Aggregate Excess Restricted Investments for such fiscal quarter.

   "Asset Sale" means the sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of Adelphia or of any Restricted Subsidiary, or (c) all or substantially all of the assets of a Company System or part thereof serving at least 5,000 basic subscribers, a division, line of business or comparable business segment of Adelphia or any Restricted Subsidiary.

   "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

   "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by Adelphia from the issue or sale (other than to a Subsidiary) by Adelphia of any class of its Capital Stock on or after January 1, 1993 (including Capital Stock of Adelphia issued after January 1, 1993 upon conversion of or in exchange for other securities of Adelphia).

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

   "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia and (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia, or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office.

   "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

   "Consolidated Fixed Charge Ratio" means, for any Person, for any period, the ratio of (i) Annualized Pro Forma EBITDA to (ii) Consolidated Interest Expense for such period multiplied by four.

   "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends and the interest component of rentals in respect of any Capitalized Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

   "Cumulative Credit" means the sum of (i) Capital Stock Sale Proceeds plus
(ii) cumulative EBITDA of Adelphia from and after January 1, 1993 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

   "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by Adelphia from January 1, 1993 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with generally accepted accounting principles.

   "Deconsolidating Event" means any sale, transfer or other disposition, through one or more transactions, as a result of which Adelphia is no longer required under accounting principles generally accepted in the United States of America to include Adelphia Business Solutions as a consolidated subsidiary for financial reporting purposes.

   "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) consolidated net income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to Adelphia each of the foregoing items shall be determined on a consolidated basis with respect to Adelphia and its Restricted Subsidiaries only.

   "Excess Restricted Investment" means, with respect to any particular Unrestricted Subsidiary or Affiliate of Adelphia for a fiscal quarter, the lesser of the amounts described in the following clauses (i) and (ii), or, if such amounts are equal, such amount:

  (i) the aggregate amount of any Restricted Investments (other than the Initial Investment) made by Adelphia or any Restricted Subsidiary with respect to such Unrestricted Subsidiary or Affiliate and during the twelve-month period ending on the last day of such fiscal quarter;

  (ii) cash income received during such quarter by Adelphia with respect to its Restricted Investments in such Unrestricted Subsidiary or Affiliate multiplied by four;

and provided that cash income from a particular Restricted Investment shall be included only (x) if cash income has been received by Adelphia with respect to such Restricted Investment during each of the previous two fiscal quarters, or
(y) if the cash income derived from such Restricted Investment is attributable to Allowable Securities.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Indebtedness" is defined to mean (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) in the case of Adelphia, Preferred Stock of its Restricted Subsidiaries and (v) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

   "Initial Investment" means the Restricted Investment in a Person made by Adelphia or a Restricted Subsidiary that first results in such Person becoming an Unrestricted Subsidiary or Affiliate of Adelphia, except that in the case of Olympus, "Initial Investment" shall mean any Restricted Investment made in Olympus since February 22, 1994, but only to the extent that such Restricted Investment when aggregated with the other Restricted Investments made in Olympus since such date does not exceed $25,000,000.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

   "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's or Standard & Poor's.

   "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of Adelphia, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

   "Lien" means with respect to any property or assets of Adelphia (it being understood that for purposes of this definition property or assets of Adelphia do not include property or assets of any Subsidiary of Adelphia) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing) except for (i) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings; (iii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (v) liens arising upon entry of a confession of judgment in Pennsylvania courts in connection with borrowings not in excess of $1,000,000 in aggregate.

   "Permitted Investments" means, for any Person, Restricted Investments made on or after February 22, 1994 consisting of (i) advances for less than one year issued in the ordinary course of business for working capital purposes or for the purchase of property, plant and equipment in an amount not to exceed $5,000,000 in the aggregate outstanding, (ii) with respect to a Restricted Investment in Olympus, $25,000,000 plus the aggregate amount of cash income received by Adelphia from Olympus, minus the aggregate amount of all Restricted Investments made since February 22, 1994, with respect to Olympus, (iii) $20,000,000 plus the cash proceeds from the sale or redemption of, or income from, any Restricted Investments made on or after January 1, 1993, minus the aggregate amount of all Restricted Investments (excluding Restricted Investments made with respect to Olympus) since January 1, 1993, (iv) non-cash Restricted Investments made with the non-cash proceeds from the sale or redemption of, or income from, any Restricted Investments, or (v) an amount which, at the time of such Restricted Investment, does not exceed the amount of Restricted Payments that could then be made by Adelphia and its Restricted Subsidiaries under the covenant set forth under "Limitations on Restricted Payments;" provided further that no Restricted Investments may be made under
(ii), (iii), (iv) or (v) unless pro forma for such Restricted Investment Adelphia could incur $1 of debt under the first paragraph of the covenant set forth under "Limitation on Indebtedness."

   "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement,
(ii) in the case of Indebtedness of Adelphia, the average life and the date such

Indebtedness is scheduled to mature is not shortened and (iii) in the case of Indebtedness of Adelphia, the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to Adelphia, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of Adelphia.

   "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of Adelphia to effect a Change of Control.

   "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Adelphia to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by Moody's or Standard & Poor's): (a) in the event the Notes are rated by either Moody's or Standard & Poor's on the Rating Date as Investment Grade Senior Debt, the rating of the Notes by both Moody's and Standard & Poor's Corporation shall be below Investment Grade Senior Debt; or (b) in the event the Notes are rated below Investment Grade Senior Debt by both Moody's and Standard & Poor's on the Rating Date, the rating of the Notes by either Moody's or Standard and Poor's shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

   "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

   "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder at any time prior to the maturity of the Notes.

   "Restricted Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate of Adelphia.

  "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities), on or with respect to any shares of Capital Stock of Adelphia or Capital Stock of any Subsidiary which is consolidated with Adelphia in accordance with generally accepted accounting principles consistently applied, except for any dividend or distribution which is made solely to Adelphia or another Subsidiary or dividends or distributions payable solely in shares of Common Stock of Adelphia, or (ii) any redemption, repurchase, retirement or other direct or indirect acquisition of (a) Indebtedness of Adelphia which is subordinate in right of payment to the Notes, except by exchange for or out of the proceeds of the substantially concurrent issuance of Permitted Refinancing Indebtedness or from the proceeds of a sale of Capital Stock by Adelphia or (b) shares of Capital Stock of Adelphia or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock of Adelphia or any securities exchangeable for or convertible into any such shares, other than options issued or shares purchased or granted under Adelphia's Stock Option Plan of 1986 or Adelphia's Restricted Stock Bonus Plan, from any employee of Adelphia or any of its Subsidiaries who, together with any Person that, directly or indirectly, controls (other than by virtue of being directly or indirectly the employer of such employee), is controlled by or is under common control with such employee, owns less than 1% of the outstanding Capital Stock of Adelphia, except for the purchase, redemption, retirement or other acquisition of any shares of Adelphia's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock other than any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to November 1, 2006.

  "Restricted Subsidiary" means (a) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

  "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

  "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and (c) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; provided that a Subsidiary organized or acquired after the date of the Indenture may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, any investment by Adelphia and its Restricted Subsidiaries in such Subsidiary made at the time of the organization or acquisition of such Subsidiary would be a Restricted Investment permissible under the Indenture. The Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to beneficial owners of Notes who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership and disposition of the Notes to beneficial owners of Notes who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to initial purchasers of Notes who purchase the Notes at the offering price and hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules apply, including the branch profits tax. This discussion does not address the tax consequences to persons who hold the Notes through a partnership or similar pass-through entity. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers of Notes in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, former U.S. citizens and long-term residents or persons who have hedged the risk of owning a Note) or the effect of any applicable state, local or foreign tax laws.

   YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

United States Federal Income Taxation of United States Holders.

   As used herein, the term "United States Holder" means a holder of a Note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or other entity (other than a partnership) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust if
(i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust has elected to be treated as a United States Holder pursuant to applicable Treasury regulations.

 Payment of Interest

   Stated interest paid or accrued on the Notes will constitute qualified stated interest and will be taxable to a United States Holder as ordinary income in accordance with the holder's method of accounting for U.S. federal income tax purposes. Alternatively, a United States Holder may elect to include stated interest on the Notes (as well as original issue discount ("OID") and, if any, market discount, de minimis market discount and unstated interest on the Notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant yield basis. The mechanics and implications of such an election are complex and, as a result, United Stated Holders should consult their own tax advisors regarding the advisability of making such an election.

 Original Issue Discount

   The Notes will have OID lot U.S. federal income tax purposes, and accordingly United States Holders of Notes will be subject to special rules relating to the accrual of income for tax purposes. United States Holders of Notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States Holders will include OID in income in advance of the receipt of cash attributable to such income. However, United States Holders of the Notes generally will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

   The Notes will be treated as issued with OID equal to the excess of a Note's "stated redemption price at maturity" over its issue price. The stated redemption price at maturity of a Note is the total of all payments on the Note that are not payments of "qualified stated interest." A qualified stated interest payment is a payment of stated interest unconditionally payable, in cash or property (other than our debt instruments), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments. Stated interest on the Notes will be treated as qualified stated interest.

   The amount of OID includible in income by an initial United States Holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion thereof in which such United States Holder holds such Note ("accrued OID"). A daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which amount will be taxable as ordinary income unless previously included in income) and such United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such United States Holder, increased by OID included in gross income with respect to the Note and decreased by the amount of any payments (other than stated interest) received by such United States Holder.

   Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the Note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of Notes should consult tax advisors regarding the treatment of capital gains and losses.

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a backup withholding tax on such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the Notes. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

   The amount of any reportable payments, including interest, made to the record United States Holders of Notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.

United States Federal Income Taxation of Foreign Holders

   As used herein, the term "Foreign Holder" means a holder (other than a partnership or an entity treated as a partnership for United States federal income tax purposes) of a Note that is, for United States federal income tax purposes, neither a United States Holder, as defined above nor a former U.S. citizen or long-term resident, as defined in section 877 of the Code.

 Payment of Interest on Notes

   In general, payments of interest (whether the interest is stated interest or OID) received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Adelphia entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation that is related to Adelphia actually or constructively through stock ownership,

(iii) the Foreign Holder is not a bank receiving interest described in section 881 (c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the Note, under penalties of perjury, provides us or our agent with such beneficial owner's name and address and certifies on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States Holder or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN (or a suitable substitute) has been received by it from the beneficial owner of the Note or qualifying intermediary and furnishes us or our agent a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form W-8BEN claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty). Certain Foreign Holders who claim benefits of a treaty may be required in certain circumstances to obtain a taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to establish residence in a foreign county. Special procedures apply to payments through partnerships or intermediaries.

 Sale, Exchange or Retirement of the Notes

   A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless (a) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States or
(b) a portion of the amount received represents payment of interest, and the Foreign Holder is not exempt from United States federal withholding tax on payments of interest on the Note, in which case the interest may be subject to withholding tax at the rate of 30% (subject to reduction under an applicable tax treaty).

 Backup Withholding and Information Reporting

   Backup withholding does not apply to payments of interest made by us or a paying agent to Foreign Holders if the certification described above under "-- United States Federal Income Taxation of Foreign Holders -- Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. Information reporting may apply to payments of interest even if the certification is provided. If any payments of sales proceeds are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, or (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a

Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office or a broker is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

 Federal Estate Taxes

   Subject to applicable estate tax treaty provisions, Notes held at the time of death (or Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Adelphia entitled to vote or hold the Notes in connection with a U.S. trade or business.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of the Notes:

                                                                    Principal
Underwriter                                                           Amount
-----------                                                        ------------
Credit Suisse First Boston Corporation............................ $499,990,000
BMO Nesbitt Burns Corp. ..........................................        1,000
BNY Capital Markets, Inc. ........................................        1,000
CIBC World Markets Corp. .........................................        1,000
Credit Lyonnais Securities (USA) Inc. ............................        1,000
Fleet Securities, Inc. ...........................................        1,000
Mizuho International plc..........................................        1,000
Scotia Capital (USA) Inc. ........................................        1,000
SG Cowen Securities Corporation...................................        1,000
TD Securities (USA) Inc. .........................................        1,000
The Royal Bank of Scotland plc....................................        1,000
                                                                   ------------
  Total........................................................... $500,000,000
                                                                   ============

   The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

   The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the representatives may change the public offering price.

   We estimate that our out of pocket expenses for this offering will be approximately $500,000.

   The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

   We intend to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by us to certain affiliates of certain of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Fleet Securities, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the Notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Fleet Securities, Inc. Fleet Securities, Inc. will not receive any additional compensation for such role.

   We are in compliance with the terms of our credit facilities. The decision of the underwriters to distribute the Notes was made independent of the other entities with which the underwriters are affiliated, and these entities had no involvement in determining whether or when to distribute the Notes under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than their respective portions of the underwriting discount to the offering price described in this prospectus supplement.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

   In the ordinary course of business, some of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

  . our Current Reports on Form 8-K for the events dated September 28, 2001, June 7, 2001, April 25, 2001, April 20, 2001, February 14, 2001,
     February 2, 2001, January 23, 2001, January 18, 2001, January 8, 2001,
     January 3, 2001 and January 1, 2001, and exhibits 99.01 and 99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

  . our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders held on August 7, 2001; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   The preceding list supersedes and replaces the documents listed in the accompanying prospectus in the heading "Where You Can Find More Information."

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the Notes will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in this offering own an aggregate of 7,300 shares of our Class A common stock and 44,500 shares of Adelphia Business Solutions Class A common stock. The validity of the Notes offered hereby will be passed upon on behalf of the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of December 31, 1999 and 2000, and for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, incorporated in this prospectus supplement by reference from Adelphia's Annual
Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   Prospectus

                      ADELPHIA COMMUNICATIONS CORPORATION

By this prospectus, we may offer from time to time up to $5,000,000,000 of:

 . debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of preferred stock issuable in series designated by the board of directors of Adelphia,

 .  debt warrants and equity warrants,

 .  shares of Class A common stock,

 .  shares of Class B common stock,

 .  depositary shares, and

 .  guarantees of securities issued by our subsidiaries.

                               ----------------

   When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

   Our Class A common stock is quoted on the Nasdaq National Market. Our Class A common stock's ticker symbol is "ADLAC." On July 18, 2001, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $40.37.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock. However, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

   You should carefully review "Risk Factors" beginning on page 3 for a discussion of things you should consider when investing in securities of Adelphia.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                  The date of this prospectus is July 20, 2001

                               TABLE OF CONTENTS

Adelphia......      2

Risk Factors..      3

Ratio of
  Earnings to
  Combined
  Fixed
  Charges and
  Preferred
  Stock
  Dividends...     18

Dilution......     19

Use of
  Proceeds....     19

Description of
  Debt
  Securities..     20

Description of
  Capital
  Stock.......     33

Description of
  Warrants....     38

Description of
  Depositary
  Shares......     44

Description of
  Guarantees..     47

Plan of
  Distribution..   49

Where You Can
  Find More
  Information..    52

Legal
  Matters.....     53

Experts.......     53

   This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of March 31, 2001, after giving effect to pending cable system acquisitions. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 45% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 82% of our basic subscribers are located in our six core clusters.

   Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns or has long-term leases for the local telecommunications networks and facilities it uses to deliver these services. Adelphia Business Solutions served 75 markets and had 309 central office collocations as of March 31, 2001. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Please see the applicable prospectus supplement and Adelphia's recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in our securities, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase our securities.

High Level Of Indebtedness

   As of March 31, 2001,      Adelphia has a substantial amount of debt. We
we owed approximately      borrowed this money to purchase and to expand our
$13.7 billion. Our high    cable systems and other operations and, to a lesser
level of indebtedness      extent, for investments and loans to our
can have important         subsidiaries and other affiliates. At March 31,
adverse consequences to    2001, our indebtedness totaled approximately $13.7
us and to you.             billion. This included approximately:

                           . $4.3 billion of Adelphia Parent Company public debt;

                           . $852.1 million of public debt owed by our subsidiary, Adelphia Business Solutions;

                           .  $1.8 billion of public debt owed by our
                              subsidiary, Arahova Communications, Inc.;

                           . $531.2 million of public debt owed by our subsidiary, FrontierVisionm Partners, L.P.;

                           . $202.9 million of public debt owed by our subsidiary, Olympus Communications, L.P.; and

                           .  $6.0 billion of other debt owed by our
                              subsidiaries to banks, other financial
                              institutions and other persons.

   Debt service consumes      Our high level of indebtedness can have
a substantial portion of   important adverse consequences to us and to you. It
the cash we generate.      requires that we spend a substantial portion of the
This could affect our      cash we get from our business to repay the
ability to invest in our   principal and interest on these debts. Otherwise,
business in the future     we could use these funds for general corporate
as well as to react to     purposes or for capital improvements. Our ability
changes in our industry    to obtain new loans for working capital, capital
or economic downturns.     expenditures, acquisitions or capital improvements
                           may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at March 31, 2001, the Adelphia Parent Company had approximately $148.6 million and Adelphia Business Solutions had approximately $306.9 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 44% of    Our debt comes due at various times through the
our debt outstanding at    year 2017, including an aggregate of approximately
March 31, 2001 matures     $5.9 billion as of March 31, 2001, which matures on
on or before December      or before December 31, 2005.
31, 2005 and all of it
matures prior to
December 31, 2017.

   Our Business Requires   Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able To Upgrade Our
Plant, Offer Services,
Make Payments When Due
Or Refinance Existing
Debt

                           . constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   Our Total Convertible Preferred Stock, Common Stock
And We Expect This To      and Other Stockholders' Equity at March 31, 2001
Continue                   was approximately $5.2 billion.

                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net (losses) income applicable to our common stockholders were approximately as follows for the periods specified:

                           . nine months ended December 31, 1998--$(114.5) million;

                           . fiscal year ended December 31, 1999--$(282.7) million;

                           . fiscal year ended December 31, 2000--$(602.5) million; and

                           . three months ended March 31, 2001--$137.1 million.

                           We expect to continue to incur large net losses for the next several years. Net income for the three months ended March 31, 2001 includes a substantial non-cash gain on a cable systems swap.

   Historically our        For the nine months ended December 31, 1998 and the
earnings have been         years ended December 31, 1999 and 2000, our
insufficient to pay for    earnings from continuing operations could not pay
our fixed charges and      for our combined fixed charges and preferred stock
preferred stock            dividends as set forth in the table below, although
dividends.                 combined fixed charges and preferred stock
                           dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business Solutions' preferred stock dividends:

                                                          Earnings   Non-Cash
                                                         Deficiency  Charges
                                                         ---------- ----------
                                                            (in thousands)
                 .  nine months ended
                    December 31, 1998                     $ 95,595  $  186,173
                 .  fiscal year ended December 31, 1999   $281,975  $  455,266
                 .  fiscal year ended December 31, 2000   $916,103  $1,053,900

                           For the three months ended March 31, 2001, our ratio of earnings to combined fixed charges and preferred stock dividends was 1.68 to 1.00, however our earnings included a substantial non-cash gain on a cable systems swap.

   If we cannot            Historically, the cash we generate from our
refinance our debt or      operating activities and borrowings has been
obtain new loans, we       sufficient to meet our requirements for debt
would likely have to       service, working capital, capital expenditures and
consider various           investments in and advances to our affiliates, and
financing options. We      we have depended on additional borrowings to meet
cannot guarantee that      our liquidity requirements. Although in the past we
any options available to   have been able both to refinance our debt and to
us would enable us to      obtain new debt, there can be no guarantee that we
repay our debt in full.    will be able to continue to do so in the future or
                           that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Competition                The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

Our cable television       Our cable television systems compete with other
business is subject to     means of distributing video to home televisions
strong competition from    such as Direct Broadcast Satellite systems,
several sources which      commonly known as DBS systems. Some local telephone
could adversely affect     companies have expressed an interest in entering
revenue or revenue         the video-to-home business.
growth.

                           In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                           Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

We depend on third-party   We depend on vendors to supply our cable and
equipment and software     telephone related electronic equipment, such as the
suppliers. If we are       set-top converter boxes for analog and digital
unable to procure the      cable services. This equipment is available from a
necessary equipment, our   limited number of suppliers. For example, we
ability to offer our       typically purchase set-top converter boxes under
services could be          purchase orders placed from time to time and do not
impaired. This could       carry significant inventories of set-top converter
adversely affect our       boxes. If demand for set-top converter boxes
growth, financial          exceeds our supply or inventories and we are unable
condition and results of   to obtain required set-top converter boxes on a
operations.                timely basis and at an acceptable cost, our ability
                           to recognize additional revenue from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

Adelphia Business          In each of the markets served by Adelphia Business
Solutions' operations      Solutions' networks, the competitive local exchange
are also subject to risk   carrier services offered by Adelphia Business
because Adelphia           Solutions compete principally with the services
Business Solutions         offered by the incumbent local telephone exchange
competes principally       carrier company serving that area. Local telephone
with established local     companies have long-standing relationships with
telephone carriers that    their customers, have the potential to subsidize
have long-standing         competitive services from monopoly service
utility relationships      revenues, and benefit from favorable state and
with their customers and   federal regulations. The mergers of Bell Atlantic
pricing flexibility for    and NYNEX, SBC and Ameritech, and Bell Atlantic and
local telephone            GTE, which created Verizon Communications, created
services.                  very large companies whose combined territories
                           cover a substantial portion of Adelphia Business
                           Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US West, and AOL and

                           Time Warner, which may have a material adverse effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                           .  lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           . charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

If the regional Bell       The regional Bell telephone operating companies can
telephone operating        now obtain regulatory approval to offer long
companies obtain           distance services if they comply with the local
regulatory approval to     market opening requirements of the federal
offer long distance        Telecommunications Act of 1996. To date, the FCC
service in competition     has authorized Verizon to provide long distance
with Adelphia Business     services in New York and Massachusetts, and SBC to
Solutions' significant     provide these services in Texas, Kansas, and
customers, some of these   Oklahoma. The FCC has rejected several other
major customers could      applications, but we expect that numerous
lose market share.         additional requests will be filed by Bell operating
                           companies over the next few years. Approvals of such requests could result in decreased market share for the major long distance carriers which are among Adelphia Business Solutions' significant customers. This could have a material adverse effect on Adelphia Business Solutions.

                           In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

The regional Bell          Some of the regional Bell operating companies have
telephone companies        also filed petitions with the FCC requesting
continue to seek other     waivers of other obligations under the federal
regulatory approvals       Telecommunications Act of 1996. These involve
that could significantly   services Adelphia Business Solutions also provides
enhance their              such as high speed data, long distance, and
competitive position       services to ISPs. If the FCC grants the regional
against Adelphia           Bell operating companies' petitions, this could
Business Solutions.        have a material adverse effect on Adelphia Business
                           Solutions.

Potential competitors to   Potential competitors of Adelphia Business
Adelphia Business          Solutions include other competitive local exchange
Solutions'                 carriers, incumbent local telephone companies which
telecommunications         are not subject to regional Bell operating
services include the       companies' restrictions on offering long distance
regional Bell telephone    service, AT&T, WorldCom, Sprint, Global Crossing
companies, AT&T,           and other long distance carriers, cable television
WorldCom and Sprint,       companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers, and private
other companies that       networks built by large end users. Both AT&T and
have advantages over       WorldCom offer local telephone services in some
Adelphia Business          areas of the country and are expanding their
Solutions.                 networks. AT&T also merged with both Tele-
                           Communications, Inc. and MediaOne Group, Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia
                           Business Solutions' services when entering the market for local exchange services.

                           Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

We are subject To          The cable television industry and the provision of
Extensive Regulation       local telephone exchange services are subject to
                           extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of broadcast television stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

   Our cable television
and telecommunications
businesses are heavily
regulated as to rates we
can charge and other
matters. This regulation
could limit our ability
to increase rates, cause
us to decrease then
current rates or require
us to refund previously
collected fees.

                           We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                           Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                           On February 26, 1999, the FCC released a
                           Declaratory Ruling and Notice of Proposed
                           Rulemaking which held that calls to ISPs within a local calling area are "non-local" because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC. On April 27, 2001, the FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation. Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic. In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor. It appears likely that this ruling will be appealed. In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                           Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of Appeals for the Ninth Circuit reversed the district court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators. Additionally, federal district courts in Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The

                           Virginia case has been appealed to the U.S. Court of Appeals for the Fourth Circuit. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal             The federal Telecommunications Act of 1996
Telecommunications Act     substantially changed federal, state and local laws
of 1996 may have a         and regulations governing our cable television and
significant impact on      telecommunications businesses. This law could
our cable television and   materially affect the growth and operation of the
telephone businesses.      cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Unequal Voting Rights Of   Adelphia has two classes of common stock--Class A
Stockholders               which carries one vote per share and Class B which
                           carries 10 votes per share. Under Adelphia's
                           Certificate of Incorporation, the Class A shares elect only one of our nine directors.

Control Of Voting Power    While the public owns a majority of the outstanding
By The Rigas Family        shares of Adelphia's Class A common stock, the
                           Rigas family owns about 16.7% of those shares as of April 1, 2001, as well as all of the outstanding shares of Class B common stock. The Rigas family has also agreed to purchase (i) approximately
                           5,819,367 shares of Class B common stock,
                           (ii) $167,367,000 of 6% convertible subordinated notes due 2006, which are initially convertible into approximately

   The Rigas family can
control stockholder
decisions on very
important matters.

                           3,000,000 shares of Class B common stock, and
                           (iii) $400,000,000 of 3.25% convertible
                           subordinated notes due 2021, which are initially convertible into approximately 9,141,000 shares of Class B common stock, pursuant to separate purchase agreements between Adelphia and Highland 2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 32.9% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.7% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests and equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures and the credit agreements for
Company depends on its     bank and other financial institution loans of our
subsidiaries and other     subsidiaries and other companies in which we have
companies in which it      invested, restrict their ability and the ability of
has investments to fund    the companies they own to make payments to the
its cash needs.            Adelphia Parent Company. These agreements also
                           place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of Adelphia   Sales of a substantial number of shares of Class A
Common Stock Could         common stock or Class B common stock, including
Adversely Affect Its       sales by any pledgees of such shares, could
Market Price               adversely affect the market price of Class A common
                           stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 25,600,000 shares, Class B common stock, consisting of 19,235,998 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                           . for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of October 1, 1999;

                           . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition-- 2,574,379 shares of Class A common stock;

                           . for the former owners of FrontierVision-- approximately 7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;

                           . for the selling stockholders receiving shares in the Benchmark Media, Inc. acquisition--2,394,778 shares of Class A common stock;

                           . for the selling stockholders receiving shares in the Buenavision Telecommunications, Inc. acquisition--453,636 shares of Class A common stock;

                           . for an entity controlled by members of the family of John J. Rigas-5,819,367 shares of Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from January 23, 2001;

                           . for members of the immediate family of John J. Rigas and entities they control and the Estate of Bill Daniels--up to approximately 12,000,000 shares of Class A common stock (including Class B common stock to be converted into Class A) in connection with the Rigas family's acquisition of cable systems from the Estate of Bill Daniels;

                           . for an entity controlled by members of the family of John J. Rigas-approximately 3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from January 23, 2001;

                           . for an entity controlled by members of the family of John J. Rigas-approximately 9,141,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from April 25, 2001;

                           . in connection with the acquisition of cable television systems from AT&T Corp., approximately $73,000,000 of shares of Class A common stock to be issued upon the closing of that transaction;

                           . in connection with the Century Communications Corp. acquisition approximately 26,000,000 shares of Class A common stock held by Leonard Tow and trusts and foundations established by Mr. Tow; and

                           . in connection with the acquisition of the greater Cleveland systems from Cablevision Systems Corporation, 10,800,000 shares of Class A common stock.

                           In addition, the Rigas family may pledge their shares in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Our Acquisitions And       Because we are experiencing a period of rapid
Expansion Could Involve    expansion through acquisition, the operating
Operational And Other      complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                           Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

Purchasers Of Our Common   Persons purchasing our common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus that are not
Prospectus Are Subject     historical facts are "forward-looking statements"
To Risks And               and can be identified by the use of forward-looking
Uncertainties              terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Report on Form 10-Q is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

Fiscal Year                                 Fiscal Year
   Ended                                       Ended
 March 31,          Nine Months Ended       December 31,          Three Months Ended
-----------           December 31,          ------------              March 31,
1997     1998             1998              1999       2000              2001
----     ----       -----------------       ----       ----       ------------------
 --       --                --               --         --           1.68 to 1.00

   For the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61,848,000, $113,941,000, $95,595,000, $281,975,000
and $916,103,000, respectively.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of March 31, 2001 was a deficit of approximately $10,309,584,000 or a negative $59.70 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of our common stock will have an immediate dilution of net tangible book value which will exceed the purchase price per share, due to our having a net tangible book value deficit.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Parent Company's other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia, whether under the indentures, any other indenture that Adelphia may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture.

   If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia with respect to any series, Adelphia may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia maintains a transfer agent in each place of payment for the series. Adelphia may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia if the debt securities are offered and sold directly by Adelphia. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia within 90 days, Adelphia will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia may at any time designate additional paying agents or rescind the designation of any paying agent. However, Adelphia will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia, be repaid to Adelphia or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia. If:

  . Adelphia defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia by the holders of senior indebtedness, then, unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  .  any assignment by Adelphia for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia.

   The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia. As of March 31, 2001, senior indebtedness of the Adelphia

Parent Company aggregated approximately $3,424,051,000. In addition, because Adelphia is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia's subsidiaries.

Modification of Indentures

   From time to time, Adelphia and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia and the trustee may modify some rights, covenants and obligations of Adelphia and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities. However, no extension of the maturity of any series of debt securities, reduction in the interest rate, extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to

     Adelphia from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia by the trustee or to Adelphia and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  .  certain events in bankruptcy, insolvency or reorganization of Adelphia.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia is required to file annually with the trustees a certificate as to whether or not Adelphia is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia's obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  .  will become due and payable at their stated maturity within one year,

and Adelphia deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants ("covenant defeasance"), upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws as of July 20, 2001 is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are exhibits to the registration statement covering this prospectus.

   Adelphia's authorized capital stock consists of 1,200,000,000 shares of Class A common stock, 300,000,000 shares of Class B common stock, and 50,000,000 shares of preferred stock.

Common Stock

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).

   Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

  .  for the election of directors, and

  .  as otherwise provided by law.

   In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining eight members of the current nine-member board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, as amended, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

   Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

   Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

   The 50,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of preferred stock--13% Series B Cumulative Redeemable Exchangeable preferred stock and 5 1/2% Series D Convertible preferred stock. For ease of reference, we refer to the

     13% Series B Cumulative Redeemable Exchangeable preferred stock as the Exchangeable preferred stock and to the 5 1/2% Series D Convertible preferred stock as the 5 1/2% Convertible preferred stock; and

  . In connection with the foregoing designations, the maximum number of shares authorized of Exchangeable preferred stock and 5 1/2% Convertible preferred stock is 1,500,000 shares and 2,875,000 shares, respectively. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank senior to the common stock of Adelphia with respect to dividends and liquidation. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank equal in right of payment as to dividends and upon liquidation, dissolution or winding-up of Adelphia.

   Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

   5 1/2% Convertible Preferred Stock. The 5 1/2% Convertible preferred stock accrues cumulative dividends at the rate of 5 1/2% per annum, or $11.00 per share of the 5 1/2% Convertible preferred stock per annum. The 5 1/2% Convertible preferred stock has a liquidation preference of $200 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 5 1/2% Convertible preferred stock are entitled to receive the liquidation preference for the 5 1/2% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

   Each share of 5 1/2% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $81.45 per share of Adelphia Class A common stock, or approximately 2.45549 shares of Class A common stock per share of 5 1/2% Convertible preferred stock. The conversion price is subject to adjustment in certain circumstances, such as if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of Class A common stock. The 5 1/2% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless dividends are in arrears in an amount equal to at least six quarters. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 5 1/2% Convertible preferred stock and serve until the arrearage is eliminated. The 5 1/2% Convertible preferred stock is not subject to mandatory redemption.

   The 5 1/2% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after May 1, 2002, at the option of Adelphia in shares of Class A common stock at a redemption price of $206 per share plus accrued and unpaid dividends, if any, to the redemption date, or for cash at a redemption price of $200 per share plus accrued and unpaid dividends.

   The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

   We will describe the particular terms and conditions of a series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to such series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .  its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

  .  any procedures for any auction and remarketing;

  .  any provisions for a sinking fund;

  .  any provisions for redemption;

  . any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia, including the exchange price (or manner of calculation thereof) and exchange period;

  .  any voting rights;

  . a discussion of any applicable material and/or special United States federal income tax considerations;

  . whether interests in that series of preferred stock will be represented by depositary shares;

  . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia;

  . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia; and

  . any other specific terms, preferences, rights, limitations or restrictions.

Transfer Agent

   The Transfer Agent and Registrar for the Class A common stock, the Exchangeable preferred stock and the 5 1/2% Convertible preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.

                            DESCRIPTION OF WARRANTS

   Adelphia may issue warrants to purchase its debt securities, as well as warrants to purchase its preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Adelphia and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

Debt Warrants

   The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

   Adelphia may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

   The debt warrants are to be issued under debt warrant agreements to be entered into between Adelphia and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

 Terms of the Debt Warrants to be Described in the Prospectus Supplement

   The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

  .  the initial offering price;

  . the currency or currency unit in which the price for the debt warrants is payable;

  . the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  . the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;


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

  . the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

  . the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

  . if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

  . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

  .  any other terms of the debt warrants.

   Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Exercise of Debt Warrants

   Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

   Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

   If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

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

 Modifications

   The debt warrant agreement may be amended by Adelphia and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that Adelphia may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. Adelphia and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  .  an increase in the exercise price of the debt warrants;

  . a shortening of the period of time during which the debt warrants may be exercised;

  . any material and adverse change that affects the exercise rights of the owners of the debt warrants; or

  . a reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the debt warrants.

Merger, Consolidation, Sale or Other Dispositions

   Under the debt warrant agreement, Adelphia may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Adelphia, the successor or assuming corporation will succeed to and be substituted for Adelphia, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as Adelphia. Adelphia will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

Enforceability of Rights, Governing Law

   The debt warrant agent will act solely as the agent of Adelphia in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Adelphia suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may

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

otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

   The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that are offered by Adelphia, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

   Adelphia may issue warrants for the purchase of its equity securities such as its preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

   The equity warrants are to be issued under equity warrant agreements to be entered into between Adelphia and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

 Terms of the Equity Warrants to be Described in the Prospectus Supplement

   The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

  .  the title of the equity warrants;

  .  the securities for which the equity warrants are exercisable;

  .  the price or prices at which the equity warrants will be issued;

  . if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

  . if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

  . if applicable, a discussion of any material federal income tax considerations; and

  . any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

   Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as shareholders of Adelphia.

   The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if Adelphia issues a stock dividend to holders of common stock or preferred stock, or if Adelphia declares a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Adelphia may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. Adelphia may, at its option, reduce the exercise price at any time. Adelphia will not issue fractional shares upon exercise of equity warrants, but Adelphia will pay the cash value of any fractional shares otherwise issuable.

   Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of the property of Adelphia, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

 Exercise of Equity Warrants

   Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by Adelphia, unexercised equity warrants will become void.

   Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, Adelphia will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

   If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

 Modifications

   The equity warrant agreement may be amended by Adelphia and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Adelphia may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. Adelphia and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  .  an increase in the exercise price of the equity warrants;

  . A shortening of the period of time during which the equity warrants may be exercised;

  . Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or

  . A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

 Merger, Consolidation, Sale or Other Dispositions

   Under the equity warrant agreement, Adelphia may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Adelphia, the successor or assuming corporation will succeed to and be substituted for Adelphia, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as Adelphia. Adelphia will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

 Enforceability of Rights, Governing Law

   The equity warrant agent will act solely as the agent of Adelphia in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Adelphia suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

                        DESCRIPTION OF DEPOSITARY SHARES

   The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

General

   Adelphia may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If it decides to do so, Adelphia will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Adelphia and a bank or trust company selected by Adelphia having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Adelphia, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Preferred Stock

   If Adelphia is to redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

   Whenever Adelphia redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

   Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for that series of preferred stock.

   However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

   When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

   Adelphia will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Adelphia and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary receipts after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

  .  all outstanding depositary shares have been redeemed;

  . each share of preferred stock has been converted into or exchanged for common stock; or

  . a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Adelphia.

   Adelphia may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

   No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than Adelphia, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

   The preferred stock depositary may resign at any time by delivering to Adelphia notice of its intent to do so, and Adelphia may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward all reports and communications from Adelphia which are delivered to the preferred stock depositary and which Adelphia is required to furnish to the holders of the deposited preferred stock.

   Neither the preferred stock depositary nor Adelphia will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Adelphia and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Adelphia and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                           DESCRIPTION OF GUARANTEES

   From time to time, Adelphia may guarantee debt securities issued by any of its subsidiaries. The following briefly summarizes the material terms of the guarantees. You should read the particular terms of any guarantees that are offered by us and the applicable guarantee agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the guarantees being offered. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We will name the trustee who will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act in the prospectus supplement relating to such guaranteed debt securities. The terms of each guarantee will be those set forth in the applicable guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act. Because the following is only a summary of the guarantees, it does not contain all information that you may find useful. For further information about the guarantees, you should read the relevant guarantee agreement. Forms of the guarantee agreement are included as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain copies of the forms of the guarantee agreement. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the guaranteed debt securities.

The Guarantees

   Under each guarantee, we will irrevocably and unconditionally agree to pay in full, to the extent not paid by or on behalf of our issuing subsidiary, to the holders of the guaranteed debt securities, the payment of principal of, and any premium, if any, and interest, if any, and sinking fund payments, if any, on, the guaranteed debt securities when due, whether at maturity, by acceleration or redemption or otherwise. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against the issuer of the debt securities before they proceed directly against Adelphia. We may satisfy our obligation to make a guarantee payment by paying the required amounts directly to the holders of the guaranteed debt securities, or by causing the applicable subsidiary to pay them to the holders. The guarantees will be a general unsecured obligation of Adelphia and will be either (1) subordinated in right of payment to all of Adelphia's senior indebtedness or (2) ranked equally in right of payment with all of Adelphia's senior indebtedness, which ranking will be set forth in the applicable prospectus supplement.

Amendments, Assignment and Succession

   We and the guarantee trustee may not amend the guarantee agreement in a way that will adversely affect in any material respect the rights of the holders of the guaranteed securities without the consent of a majority of the outstanding guaranteed debt securities. The manner of obtaining any such approval of holders of such guaranteed debt securities will be set forth in an accompanying prospectus supplement.

   We may not assign our obligations under the guarantee agreement except in connection with a merger, consolidation or sale and pursuant to which the successor or assignee agrees in writing to perform our obligations under the guarantee agreement. Each of the guarantees will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the outstanding guaranteed debt securities.

Events of Default

   An event of default under the guarantee agreement will occur if we fail to
(1) make any guarantee payment when obligated to do so, or (2) perform any other obligation and the default remains unremedied for 30 days. The holders of a majority of the outstanding guaranteed debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee agreement.

   We, as guarantor, will be obligated to file annually with the guarantee trustee a certificate as to our compliance with all the conditions and covenants applicable to us under the guarantee.

The Guarantee Trustee

   The guarantee trustee will undertake to perform only those duties that are specifically set forth in the guarantee agreement, except that, after a default by us under the guarantee, it must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of guaranteed debt securities unless it is offered reasonable indemnity against the cost, expenses and liabilities that it might incur as a result.

Termination of the Guarantees

   Each guarantee will terminate as to the guaranteed debt securities issued by the applicable subsidiary upon full payment of the aggregate principal amount of, plus all accrued and unpaid premiums, interest and sinking fund payments, if any, on, all the applicable guaranteed debt securities. Until that time, the guarantee will remain in full force and effect. In addition, the guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the guaranteed debt securities must restore payment of any sums paid to it under the applicable debt securities or guarantee.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia and those sales may be made by Adelphia directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

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   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more "remarketing firms," acting as principals for their own accounts or as agents for Adelphia. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.


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                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  . our Current Reports on Form 8-K for the events dated June 7, 2001, April 25, 2001, April 20, 2001, February 14, 2001, February 2, 2001, January
     23, 2001, January 18, 2001, January 8, 2001, January 3, 2001 and January 1, 2001, and exhibits 99.01 and 99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

  . our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders to be held on August 7, 2001; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

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   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia's securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999 (as amended on January 2, 2001), in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


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